Exhibit 10.37

1388 N. Tech Boulevard Gilbert, AZ 85233 480.556.5555 Tel 480.315.3745 Fax www.CatalyticaEnergy.com

Ricardo Levy 1207 Windimer Drive Los Altos, CA 94024	June 12, 2002

Dear Ricardo,

We are delighted that you have agreed to serve as President and CEO of Catalytica Energy Systems, Inc. effective June 1, 2002. This letter confirms the details of your employment in this position as submitted to the Board of Directors. Your compensation includes base salary, annual bonus and stock options. Specifics are listed below.

Salary
Your salary will be $22,084 per month, which annualizes to $265,000. You will receive semi-monthly paychecks consistent with our payroll cycle.

Bonus
You will be eligible for an annual bonus at a target of 35% of your salary. This bonus is subject to Compensation Committee review and approval at the end of your interim assignment.

Stock Options
As part of your employment agreement you will be granted stock options in the amount of 30,000 shares of Catalytica Energy Systems, Inc. These options will be granted after Board approval and will be priced on the date they are approved. They will be subject to the standard 4-year vesting schedule.

Benefits
Effective upon your date of hire, you and your eligible dependents will be eligible for coverage under the Catalytica Energy Systems, Inc. health (medical, dental, and prescription drugs), long term disability, and life insurance plans. On July 1, 2002 you will be able to participate in the Employee Stock Purchase Plan at a discounted price.

On the first of the month following three months of employment, you will be eligible to participate in the 401(k) retirement plan. The 401(k) plan includes a 60% match (up to 6% of your eligible deferral compensation) and immediate vesting of all company contributions.

I look forward to working with you as a key member of the Catalytica Energy Systems Leadership Team. Please indicate your agreement to these employment considerations by signing below and returning the original to me.

Sincerely yours,

/s/ ALESIA MARTIN
Alesia Martin Vice President, Human Resources

I accept the compensation terms of employment described in this letter.

/s/ RICARDO B. LEVY	June 19, 2002
Ricardo B. Levy	Date